Exhibit 23




                          INDEPENDENT AUDITOR'S CONSENT




    We consent to the incorporation by reference in Registration Statement No. 333-79979 of National Bankshares, Inc. on Form S-8 of our report, dated January 21, 2004 (except for Note 18, as to which the date is February 2,
    2004), relating to the consolidated balance sheets of National Bankshares, Inc and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2003, 2002 and 2001 appearing in this Annual Report on Form 10-K of National Bankshares, Inc. for the year ended December 31, 2003.

    /s/ Yount, Hyde & Barbour, P.C.

    Winchester, Virginia
    March 15, 2004